Kenne Ruan, CPA Phone: (203) 824-0441 Fax: (203) 413-4686

40 Hemlock Hollow Road, Woodbridge, CT 06525 kruancpa@yahoo.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 10, 2011 on the Financial Statement of China Bull Management Inc for the year ended December 31, 2010, in this registration statement of Form S-1/A, and in any filings that are necessary now or in the future with SEC.

Very Truly Yours,

/s/ Kenne Ruan, CPA

February 23, 2012